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                                                                   EXHIBIT 10.34

                    SEVERANCE AGREEMENT AND RELEASE OF CLAIMS


         This Severance Agreement and Release of Claims ("Release") is entered into between Beverly Enterprises, Inc., its officers, agents, directors, employees, successors, subsidiaries, insurers, parents and/or affiliated companies, and assigns (the "Company") and BOBBY W. STEPHENS (the "Employee").

         WHEREAS, the Employee and the Company had entered into an Employment and Severance Agreement dated March 5, 2001 ("Agreement"), and it is the parties intent that all the terms of such Agreement shall be superceded on the Effective Date of this Release and the terms of this Release shall govern the rights and obligations of the parties after the Employee's termination of employment except as otherwise set forth in this Release; and

         WHEREAS, Employee will be retiring from the position of Executive Vice President on December 5, 2004 ("Retirement Date") and wishes to be placed on a paid leave of absence ("LOA") until his Retirement Date; and

         WHEREAS, Employee has discontinued his current responsibilities as of October 5 in order to permit him to begin his LOA; and

         WHEREAS, the change in Employee's responsibilities as of October 5 constitutes a "Termination of Employment for Specific Reason" under paragraph 1(m) of the March 1, 2001 Agreement triggering certain rights and benefits in favor of Employee; and

         WHEREAS, Employee and Company desire to enter into this Release to modify the terms of the March 5, 2001 Agreement to facilitate a transition.

         1. TERMINATION OF EMPLOYMENT/LOA/RETIREMENT DATE. Beginning October 5, 2002, Employee will relinquish his existing duties as Executive Vice President - Procurement, Facilities Management and Joint Venture of Japan and Chile, and his officer status and begin his LOA. Employee will maintain his present office at the Company's headquarters until December 31, 2002 at which time he will no longer have an office at the Headquarters location or at Company expense. Employee will remain in his LOA period until his Retirement Date. Provided that Employee has complied and continues to comply with the terms of this Release, from the date of this Release until the Retirement Date, in other words during the LOA period, Employee will continue to receive his present salary of $348,989 and remain eligible to receive all benefits under the Company's plans applicable to other executives. In the event of Employee's death during the LOA, Employee's salary will continue to be paid to his spouse under the term so this Release and benefits will continue consistent with the terms of the plan documents. Employee will continue to be covered under the Executive Medical Plan (i.e., the Plan that reimburses up to $5,000 annually for

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         medical and dental expenses). Employee will also remain eligible for an incentive compensation payment ("bonus") based on the Company's performance under applicable plans and associated goals subject to the discretion of the Chairman and the Company's Board of Directors to the same extent as other senior officers reporting to the Chairman. During the LOA period and after his Retirement Date, Employee will be eligible to receive the benefits described in paragraphs 2 and 3 below.

                    a. Long-Term Incentive Award; Equity-Based Compensation.

                        i. Employee's interest in any outstanding and
                           unvested shares of Restricted Stock shall vest on August 18, 2004. Any unvested stock options shall be fully vested on the Retirement Date notwithstanding any provision in a stock option agreement to the contrary. No further awards, restricted stock, stock options or other equities will be granted to Employee beginning on the date of this Release.

                       ii. From the Retirement Date until December 5, 2006 (the
                           "Benefit Period"), Employee will be eligible to participate in those Company health and dental plans in existence and applying to him on December 5, 2004. Employee understands that during the Benefit Period plans existing on December 5, 2004 may be amended, changed, terminated or added to by the Company and its Board of Directors. Following the Benefit Period, Employee shall be entitled to receive continuation coverage under Part Six of Title 1 of ERISA ("COBRA Benefits") treating the end of the Benefit Period as a termination of his employment.

                      iii. The Company shall fully vest and maintain in
                           full force, at its own expense, the life insurance in effect under the Company's Split Dollar Life Insurance Plan as of Employee's Retirement Date or, if required by law or changes in Company policies, the Company may provide at its expense insurance of similar value to Employee which must be in place and provided to Employee no later than March 1, 2003.

                   b. Relocation Benefit. If, within two (2) years after
                      Employee's Retirement Date, he gives the Company written notice that he desires to relocate his primary residence in Fort Smith, Arkansas to a point within the continental United States, the Company will reimburse the Employee for any reasonable relocation expenses (in accordance with the Company's general relocation policy for executives as then in effect) in connection with such relocation.


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                   c. Executive SavingsPlus Plan. For 2002, the Company will
                      make the contribution to the SavingsPlus Plan on behalf of the Employee that it would have made if the Employee had not had a Termination of Employment for Specific Reason, but in no event less than the percentage contribution it made for the Employee in the immediately preceding year (and increased to take account of the additional year of Service), in each case taking account of the Employee's annualized rate of "Compensation" (as defined in the Executive SavingsPlus Plan) and the percentage of such Compensation that the Employee is contributing to the Executive SavingsPlus Plan) and the percentage of such Compensation that the Executive is contributing to the Executive SavingsPlus Plan, as of the date of Termination of Employment, and the Company's matching contribution rate for such year (or, if great, the preceding year). The portion of the Company's matching contribution which is based on the preceding year's contribution percentage shall be contributed to the Executive SavingsPlus Plan on behalf of the Employee immediately upon the Employee's Termination of Employment any additional contribution required shall be paid as soon as the amount is determined.

                   d. Deferred Compensation Plan (the "Frozen DCP"). Existing
                      balances will be paid out in the manner Employee elected and in accordance with the current plan.

                   e. Repayment of Loan; Supplemental Executive Retirement
                      Plan. Employee agrees to repay in full the outstanding amount of his loan from Regions Bank in Fort Smith, Arkansas (approximately $323,000 as of the date of this Release) prior to December 4, 2004. Provided that Employee has provided evidence that this loan has been repaid prior to December 4, 2004, Employee shall be deemed fully vested in the Company's Supplemental Executive Retirement Plan ("SERP") upon his attainment of age 60 on December 4, 2004. For purposes of determining Employee's benefits under the SERP, the Company will use the estimated amount of three hundred forty eight thousand nine hundred and eighty nine dollars ($348,989) as Employee's final average compensation. Employee shall receive retirement benefits under the SERP in the manner he elects and in accordance with the current plan.

                   f. Extent of Benefit Eligibility. Employee will cease to
                      be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and any other compensation or benefit plans of the Company or any affiliate following the Termination Date except to the extent described above


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                      and except where the governing documents of those plans
                      provide otherwise. Any payment from these plans will be in accordance with the election(s) previously made by Employee.

         In the event of any material breach by the Employee of the terms of this Release, the Employee's right to receive any further payments or benefits under the Release shall immediately end, and the Employee will forfeit and be required to return to the Company any payments or benefits received. Any such breach shall not relieve the Employee of any obligations under the Release, and the cessation of any benefits on account of a breach shall not limit the Company's right to any other relief it may have as a matter of law or equity. Notwithstanding the foregoing, any challenge as to the validity of the ADEA release contained in subsection 4(d) of this Release shall not be considered a material breach, to the extent such treatment is mandated by applicable law.

         2. BENEFITS DURING LOA. Provided that the Employee has complied and continues to comply with the terms of this Release, while the Employee is on LOA, he will remain eligible for the health care, life and disability insurance benefits and other benefit programs applicable to other executives. Employee understands that during the LOA, the benefit plans in existence may be amended, changed, terminated or added to by the Company and its Board of Directors.

         3. BENEFITS UPON AND AFTER RETIREMENT. Provided that the Employee has complied and continues to comply with the terms of this Release, the Company promises that he will receive the benefits set forth in this
         Section 3 on his Retirement Date subject to the terms of this Release and in lieu of all other termination benefits. Employee specifically waives any other rights to any and all benefits, except as otherwise provided herein, in his Employment and Severance Agreement dated March 5, 2001 and his Employment dated August 22, 1997.

         4. CONSIDERATION OF RELEASE. Employee acknowledges that, before signing this Release, he was given at least 21 days in which to consider this Release. Employee waives any right he might have to additional time within which to consider this Release. Employee further acknowledges that: (1) he took advantage of the time he was given to consider this Release before signing it; (2) he carefully read this Release; (3) he fully understand it; (4) he is entering into it voluntarily; (5) he is receiving valuable consideration in exchange for his execution of this Release that he would not otherwise be entitled to receive; and (6) the Company, in writing, encouraged him to discuss this Release with his attorney (at his own expense) before signing it, and that he did so to the extent he deemed appropriate.

         5. GENERAL RELEASE

                   a. In General: Except for obligations established in this
                      Release, Employee irrevocably and unconditionally releases all the Claims


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                      described in this Section 4 that he may now have against
                      the Released Parties listed in Section 5(b). Company irrevocably and unconditionally releases any and all claims it may have or could assert against Employee.

                   b. Released Parties: The Released Parties are the Company,
                      all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

                   c. Claims Released: The Claims Employee is releasing under this Section 4 and the claims Company is releasing against Employee include all known and unknown claims, promises, causes of action, or similar rights of any type that Employee presently may have ("Claims") with respect to any Released Party listed in Section 5(b). Employee understands that the Claims Employee is releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), as set forth in this Section 4.

                   d. Employee acknowledges that a portion of the amounts or
                      benefits under this Release is being paid to induce him to release any claims that he may have under the Age Discrimination in Employment Act ("ADEA"). Employee acknowledges that he has adequate and legally sufficient time to review and seek legal guidance concerning this Release. Specifically, Employee acknowledges that this Release was provided to him on October 16, 2002, and that he has until November 6, 2002 to consider this Release. If Employee chooses to execute this Release prior to November 6, 2002, it is solely his choice. Employee may revoke the waiver of the ADEA claims in this Section of this Release (which Employee acknowledges constitutes an entirely separate release from the balance of this Release) within seven (7) days after signing of this Release, in which case Employee will not be paid that portion of the amounts or benefits that are being paid to Employee for his release of ADEA claims. Employee agrees that any revocation will be in writing and accompanied by all sums received pursuant to this Release and received by the Executive Vice President, General Counsel by the end of the seven (7) day period. Employee has



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                      been advised to consult with an attorney or advisor
                      concerning this Release. Employee understands the rights that have been waived by this Release, including rights under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 62 1, et seq., as amended. Employee further represents and warrants that he freely negotiated the terms of this Release, and enters into it and executes it voluntarily. He understands that this is a voluntary waiver of any claims under the laws and orders stated below, that relate in any way to his employment with, complaints about, compensation due, or separation from the Company.

                      Anti-discrimination statutes, such as the Age Discrimination in Employment Act and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment discrimination, such as the State of Arkansas.

                      Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans' reemployment rights laws.

                      Other laws, such as any federal, state, or local laws providing workers' compensation benefits, mandating leaves of absence, restricting an employer's right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law, such as the State of Arkansas.



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                      Examples of released Claims include, but are not limited
                      to the following (except to the extent explicitly preserved by Section 1 or 2(a) of this Release): (i) Claims that in any way relate to Employee's employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay except as otherwise provided in paragraph 2(a); (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that Employee has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claims to attorneys' fees or other indemnities (such as under the Civil Rights Attorneys' Fees Act), with respect to Claims Employee is releasing, or any Claims that Employee has under his Employment Contract.

                   e. Employee represents and covenants that Employee, his
                      heirs, representatives, executors, administrators, successors, and assigns have not and will not file any claims, charges, or complaints against the Company, with any Federal, State, or local agency or court arising out of his employment and/or separation from the Company. Employee further represents that if any such agency or court ever assumes jurisdiction of or otherwise pursues any such lawsuit, claim, charge, or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of Employee, or Employee's heirs, representatives, executors, administrators, successors, and/or assigns, behalf against the Company, Employee, or Employee's heirs, representatives, executors, administrators, successors, and/or assigns, promptly, in writing, will request the agency or court to withdraw from and/or dismiss the lawsuit, claim, charge or complaint with prejudice and will take all available legal action to be removed from any such legal proceeding brought, in whole or in part, on behalf of Employee. This subsection shall not apply to challenges to the ADEA release in subsection 4(d) of this Release, to the extent, if any, prohibited by applicable law.

                   f. Employee understands and agrees that his employment
                      with the Company will terminate on his Retirement Date, and he will not apply for or otherwise seek re-employment with the Company, or its successors, at any time. The Company shall have the absolute right, without incurring liability of any kind, to refuse Employee's consideration for employment and Employee agrees that he shall not authorize any person or agency to pursue any claim for such refusal of employment. The Employee acknowledges that he has received no promise or assurance that his employment will resume at any point in


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                      the future or that he will ever be rehired by the Company
                      or its affiliates, parent, or subsidiaries.

                   g. As further consideration for the covenants set forth
                      herein, Employee hereby agrees to cooperate fully with the Company's Legal Department and/or any lawyer, law firm, or consultant that the Company designates with respect to any litigation, deposition, hearing, arbitration, or other proceeding (including, but not limited to, support of the Company's position in defending any employment-related lawsuits or claims concerning which Employee has knowledge or audits, investigations, lawsuits, complaints or proceedings by government entities of state or federal law compliance) where the Company's legal or financial interests are at issue. Employee further covenants that he will contact the Company's Legal Department in the event that there is any subpoena, notice or other instruction directing the Employee to appear in any legal proceeding involving the Company.

                   h. To the maximum extent permitted by law, the Company
                      shall indemnify Employee against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually incurred by himself in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, to which Employee becomes a party or in which Employee becomes otherwise involved by reason of the fact that Employee was a director, officer, employee or agent of the Company or of any subsidiary or affiliate of the Company. In addition, the Company shall continue to include Employee among those individuals covered by the Company's director and officer liability insurance, as long as such insurance is available and the Company elects to maintain such insurance; provided, however, that the unavailability of such insurance coverage or the Company's discontinuance of such insurance shall in no way limit, reduce or otherwise affect Employee's rights to indemnification by the Company under the first sentence of this subsection. This subsection shall remain in full force and effect indefinitely with respect to any claims based upon events occurring on or prior to December 5, 2004.

                   i. Employee also promises neither to contest the validity
                      of this Release, nor sue the Company concerning any claim he may have relating to his employment with the Company or the termination of that employment. This subsection shall not apply to challenges to the ADEA release in subsection 5(d) of this Release, to the extent, if any, prohibited by applicable law.



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         6. TRANSFER OF DUTIES. During the LOA period and Benefit Period, the
         Employee will act at all times with complete loyalty and good faith in promoting the best interests of the Company. To this end, the Employee will: (a) fully inform the Company and the Employee's successor (if any) of all material activities performed by the Employee and of progress on assigned duties; and (b) transfer or otherwise make available to the Company and the Employee's successor (if any), to the extent reasonably possible, the Employee's knowledge and experience regarding his activities on behalf of the Company. Employee will also promote the goodwill, reputation, and ongoing business of the Company, and take all steps necessary to maintain, and in no way act to hinder, the foregoing interests.

         7. COMPANY PROPERTY: By December 31, 2002, Employee will return to the Company all files, memoranda, documents, records, copies of the foregoing, credit cards, keys, and any other property of the Company or its affiliates in his possession, provided, however, that Employee and his Administrative Assistant may retain their existing office furniture and equipment. Company agrees to pay the reasonable and necessary expenses of moving this furniture and equipment to its first non-Company location.

         8. OWNERSHIP OF CLAIMS: Employee has not assigned or transferred any Claim he is purporting to release, nor has he attempted to do so.

         9. OTHER REPRESENTATIONS: In addition to Employee's other representations in this Release, Employee has made the following representations to the Company, on which he acknowledges it also has relied in entering into this Release with Employee: (a) Employee has not suffered any discrimination on account of his age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against Employee by any Released Party; (b) Employee has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation or relief, such as an injury for which Employee might receive a workers' compensation award in the future; (c) Employee has no knowledge of any wrongdoing by the Company that would subject the Company to any harm, civil or criminal; and (d) Employee has provided no information, oral or in writing, to anyone - individual, corporation or any other organization, private, public or governmental - that involves any wrongdoing, civil or criminal, by the Company.

         10. FALSE CLAIMS REPRESENTATIONS AND PROMISES: Employee has disclosed to the Company any information he has concerning any conduct involving the Company or any affiliate that he has any reason to believe may be unlawful or that involves any false claims to the United States. Employee promises to cooperate fully in any investigation the Company or any affiliate undertakes into matters occurring during Employee's employment with the


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         Company or any affiliate. Employee understands that nothing in this
         Release prevents him from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, Employee hereby irrevocably assigns to the U.S. government any right he might have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliate.

         11. COOPERATION REQUIRED: Employee agrees that, as requested by the Company, he will fully cooperate with the Company or any affiliate in effecting a smooth transition of his responsibilities to others.

         11. NON-SOLICITATION. Employee agrees to the following prohibitions on solicitation of the Company's employees, customers, and business interests, to wit:

              (a) Employee shall not at any time during the LOA period or the Benefit Period (the "Non-Solicitation Period"), without the prior written consent of the Company, on behalf of himself or any other person or entity, solicit for employment or employ any of the current officers or employees of the Company; provided, however, that nothing contained herein shall prohibit the Employee from hiring employees of the Company when such employment results from general solicitations for employment.

              (b) Employee shall not at any time during the period of his employment with the Company, or during the Non-Solicitation Period, without the prior written consent of the Company, solicit for his own benefit, or for the benefit of any company or persons by whom he is employed, or for whom he may be acting, any of the current customers of the Company, nor shall he divulge to any other person any information or fact relating to the management, business (including prospective business), finances, or customers of the Company or the terms of any contracts of the Company which is not freely available to the public.

              (c) Employee covenants and agrees that a material breach of the foregoing subsections would immediately and irreparably harm the Company and that a remedy at law would be inadequate to compensate the Company for its losses by reason of such breach and therefore that the Company shall, in addition to any rights and remedies available under this Release, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Employee from committing any violation of the foregoing subsections.



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

         12. NON-DISCLOSURE, RETURN OF PROPRIETARY INFORMATION, AND INVENTIONS AND PATENTS. The Company and the Employee agree that during his employment with the Company, the Employee has received and become acquainted with confidential, proprietary, and trade secret information of the Company including, but not limited to, information regarding Company business programs, plans, and strategies; finances; customers and prospective customers; suppliers and vendors; marketing plans and results; personnel matters regarding Company employees, officers, directors, and owners; manners of operation and services provided; negotiating positions and strategies; legal arguments, theories, claims, and defenses; pending, threatened, or potential legal actions, claims, investigations, and audits; or information which could lead to the same; and similar sensitive information regarding the operation and business of the Company. The Employee acknowledges that such information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money, that such information provides the Company with strategic and business advantages over others who do not know or use such information, and that the Company has implemented specific policies and practices to keep such information secret. Accordingly, the Employee agrees to abide by the prohibitions on use and disclosure of such information set forth hereinafter:

              (a) Proprietary Information. Employee shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Employee's employment terminates), directly or indirectly use for his own purpose or for the benefit of any person or entity other than Company, nor otherwise disclose, any proprietary information, as defined below, to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. For purposes of this Agreement, the term "proprietary information" shall include, but is not limited to: (a) the name or address of any client or affiliate of Company or any information concerning the transactions or relations of any client or affiliate of Company with Company or any of its shareholders; (b) any information concerning any product, service, methodology, analysis, presentation, technology or procedure employed by Company but not generally known to its clients or competitors, or under development by or being tested by Company but not at the time offered generally to clients; (c) any information relating to Company's computer software, computer systems, pricing or marketing methods, capital structure, operating results, borrowing arrangements or business plans; (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Company; (e) any information contained in any of Company's written or oral policies and procedures or employee manuals; (f) any information belonging to clients or affiliates of Company which Company has





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

                  agreed to hold in confidence; (g) any inventions, innovations or improvements covered by subsection (c) below; (h) any other information which Company has reasonably determined to be confidential or proprietary; and (i) all written, graphic, electronic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. Proprietary information, however, shall not include any information that is or becomes generally known to the industries in which Company competes through sources independent of Company or Employee or through authorized publication by Company to persons other than Company's employees.

              (b) Confidentiality and Surrender of Records. Employee shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Employee's employment terminates), except as required by law, directly or indirectly give or disclose any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the ordinary course and scope of such individual's or entity's employment or retention by Company, nor shall he use or retain any of the same following termination of his employment. Employee shall promptly return to Company all "confidential records" upon the termination of Employee's employment with Company. For purposes hereof, "confidential records" means all correspondence, memoranda, files, analyses, studies, reports, notes, documents, manuals, books, lists, financial, operating or marketing records, computer software, magnetic tape, or electronic or other media or equipment of any kind which may be in Employee's possession or under his control or accessible to him which contain any proprietary information as defined in subsection (a) above. All confidential records shall be and remain the sole property of Company during the term of employment and thereafter.

              (c) Inventions, Patents, and Copyrights. All inventions,
                  innovations or improvements in Company's method of conducting its business (including policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by Employee, either alone or jointly with others, during the term of employment belong to Company. Employee will promptly disclose in writing such inventions, innovations or improvements to Company and perform all actions reasonably requested by Company to establish and confirm such ownership by Company, including, but not limited to, cooperating with and assisting Company in obtaining patents and copyrights for Company in the United States and in foreign countries. Any patent or copyright application filed by Employee within a year after termination of his employment hereunder shall be presumed to relate to an invention or work of authorship which was made during the term of employment unless Employee can provide conclusive evidence to the contrary.

         13. PUBLIC STATEMENTS. Employee also agrees that he will make no disparaging remarks to any third parties concerning the Company, its employees, agents, representatives, subsidiaries, parents, affiliates, and shareholders nor will Company make any disparaging remarks about Employee. Employee further agrees that he will not disparage the Company's business capabilities, products, plans, or management to any customer, potential customer, vendor, supplier, contractor or subcontractor of the Company so as to affect adversely the good will or business of the Company.

         14. CONSEQUENCES OF VIOLATING PROMISES:

              (a) GENERAL CONSEQUENCES: In addition to any other remedies or relief that may be available, Employee agrees to pay the reasonable attorneys' fees as a result of his breaching a promise he made in this Release (such as by suing a Released Party over a released Claim) or if any representation he made in this Release was false when made. Employee further agrees that the Company would be irreparably harmed by any actual or threatened violation of Sections 11 and 12 that involves Release-related disclosures or disclosure or use of confidential information or trade secrets or solicitation of employees, customers, or suppliers, and that the Company will be entitled to an injunction prohibiting Employee from committing any such violation.

              (b) CHALLENGES TO VALIDITY: Should Employee attempt to
                  challenge the enforceability of this Release, Employee agrees first: (1) to deliver a certified check to the Company for all amounts he has received because he signed this Release, plus 10 percent interest per annum; (2) to direct in writing that all future benefits or payments Employee is to receive because he signed this Release be suspended; and (3) to invite the Company to cancel this Release. If the Company accepts Employee's offer, this Release will be canceled. If it rejects Employee's offer, the Company will notify Employee and deposit the amount Employee repaid, plus all suspended future benefits and payments, in an interest-bearing account pending a determination of the enforceability of this Release. If the Release is determined to be enforceable, the Company is to pay Employee the amount in the account, less any amounts Employee owes the Company. If the Release is determined to be unenforceable, the amount credited to the account shall be paid to the entities that paid the consideration for this Release in proportion to their payments, and the suspension of future benefits or payments shall become permanent.

              (c) ADEA CLAIMS: This section shall not apply to a challenge to the ADEA release in subsection 4(b) of this Release to the extent, if any, prohibited by applicable law.

15. NO ADMISSION OF LIABILITY. This Release shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Employee or any other person, entity or agency, or that Employee has any rights whatsoever against the Company. The Company further specifically disclaims and denies any liability to or wrongful acts against Employee or any other person, entity or agency, on the part of itself, its employees and its agents.

16. SUCCESSORS AND ASSIGNS. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives, and assigns. However, neither this Release nor any right or interest hereunder shall be assignable by Employee, his beneficiaries, or legal representatives, except as provided by law or pursuant to referenced benefit plan documents.

17. SEVERABILITY AND REFORMATION. The provisions of this Release are severable. If any provision of this Release shall be determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Release shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Release a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible and be valid, legal, and enforceable. Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else necessary in the future to make the provisions of this Release effective.

18. TAXES. Employee understands that he will be responsible for paying all taxes that may become due on any of the severance benefits provided herein. If he fails to pay these payments, or any taxing authority alleges that he has failed to do so or that the Company is responsible for the payment of these taxes, for any reason, Employee agrees to be fully responsible for any judgments or orders, fines and penalties, and that he will indemnify the Company including, but not limited to, the satisfaction of judgments, orders, fines or penalties in the payment of the Company's defense by counsel of its choice in such proceedings. The taxability of the amounts contained herein shall not affect the validity of this Release.

19. GOVERNING LAW. This Release shall be governed by the law of the State of Arkansas.

20. ARBITRATION OF DISPUTES:

              (a) In the event the Company believes that Employee has
                  breached this Release in any way, prior to seeking any remedy, including arbitration, the Company's General Counsel will first contact Employee and inform him of the claimed breach. Employee will then have seven (7) days within which to address the Company's claim before it may take any action under this Release.

              (b) ARBITRABLE DISPUTES: The Company and Employee agree to resolve any claims they may have with each other (except, if either Employee or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with this section. Employee also agrees to resolve in accordance with this section any claim between him and any other Released Party who offers or agrees to arbitrate the claim in this manner. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Release or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.

              (c) THE ARBITRATION: Except as otherwise provided in any other enforceable arbitration agreement between Employee and the Company (Another Arbitration Agreement), which the Company and Employee hereby reaffirm if one exists, the arbitration shall be in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service
                  (JAMS), except as provided in this section. Arbitration shall take place before a panel of three arbitrators experienced in employment law licensed to practice in the state of Arkansas selected in accordance with subsection (c). The arbitrators may not modify or change this Release in any way. Employee, the Company, and any Released Party who agrees to arbitrate an Arbitrable Dispute under this section agree to submit to personal jurisdiction in the state listed in the first Section of this Release for such arbitration and in any jurisdiction necessary for the enforcement of any arbitration award.

              (d) SELECTION OF THE ARBITRATORS: The arbitrators shall be selected as follows: JAMS shall give each party a list of 11 arbitrators drawn from its panel of employment dispute arbitrators from the state of Arkansas. Each party may strike all names on the list it deems unacceptable. If only three common names remain on the lists of both parties, those individuals shall be designated as the Arbitrators. If more than three common names remain on the lists of both parties, the parties shall strike names alternately from the list of common names until only three remain. The party who did not initiate the claim shall strike first. If no common name exists on the lists of both parties, JAMS shall furnish an additional list and the process shall be repeated. If the arbitrators have been selected after two lists have been distributed, then the parties shall strike alternately from a third list, with the party initiating the claim striking first, until only three names remain. Those persons shall be designated as the arbitrators. Striking decisions must be made and communicated to the other party and JAMS within 10 calendar days after the date of the transmittal communication relaying the arbitrators remaining for selection. In the event a party does not make a timely strike, the other party may select the arbitrators from the names remaining.

              (e) EXCLUSIVE REMEDY: Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should Employee or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach.

              (f) FEES AND EXPENSES: Each party shall pay the fees of his or her attorneys, the expenses of his or his witnesses, and any other expenses that party incurs in connection with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid in equal shares by the Employee and Company. Except as provided in Another Arbitration Agreement, the party losing the arbitration shall reimburse the party who prevailed for all attorneys' fees and expenses the prevailing party paid pursuant to the preceding sentence.

21. ENTIRE RELEASE. This Release constitutes the entire Release between the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto to the extent such agreements are inconsistent herewith, including but not limited to, any prior agreements with respect to severance benefits. This Release may be modified or amended only by an instrument in writing signed by both parties hereof.

READ THIS RELEASE, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING
IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, AND ITS
ARBITRATION-OF-CLAIMS REQUIREMENT WAIVES EMPLOYEE'S RIGHT TO A JURY TRIAL. IF EMPLOYEE WISHES, HE SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 3 AND YOU SHOULD CONSULT AN ATTORNEY.

                  Employee represents that as of the date of this Release, he has not filed, and during the LOA period and Benefit Period, he will not file any lawsuits, charges, complaints, or claims relating to his employment or any other matters that involve the Company. Employee agrees to cause the withdrawal or dismissal with prejudice of all of these matters unless otherwise stated by the Company, to the extent still pending within five (5) days after this Release becomes irrevocable, and until such withdrawal or dismissal is accepted or ordered, no amounts otherwise due Employee under this Release shall become payable.

         IN WITNESS WHEREOF, the Company and the Employee have executed this Release as of the day and year indicated below.

                                          Beverly Enterprises, Inc.


Dated:                                    By:
       ---------------------------           ----------------------------------
                                          William R. Floyd
                                          Chairman of the Board,
                                          President and Chief Executive Officer


                                          Employee


Dated:
      ----------------------------        -------------------------------------
                                          Bobby W. Stephens





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